Exhibit 99.1

Second Quarter Reports

Kansas Grid Performance

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the second quarter of fiscal year 2022 is summarized in Table 1 (page 3). Typically, the second quarter is known for a greater percentage of calf-feds in the mix.

As expected, USPB cattle harvested in the second quarter had lighter placement weights and a high number of days fed. Live weights at harvest were six pounds lighter than a year ago. During the second quarter, there is typically an increase in the percentage of steers harvested. However, this year steer percentage was lower, which contributed to the lower weights.

Yield grades (YG) of USPB carcasses were leaner, as they usually are during the second quarter, but were lower than a year ago. The plant average, or threshold, for YG 4 and 5 percentage also dropped compared to the second quarter last year, though more dramatically. USPB and plant average YG 4 and 5 percentages are shown in Figure 1. As a result, YG premium was positive, but less than the record high set a year ago. Historical YG premium/discount is shown in Figure 2.

Quality grades were slightly lower during the second quarter. Typically, there is a little decrease because the first quarter, on average, tends to be the season of highest quality grade.

Choice and Prime percentage remained in the top 15 percentile of all quarters in company history, but was also slightly lower than a year ago. Prime and Certified Angus Beef® (CAB) reacted similarly.

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Choice and Prime percentage during recent years is shown in Figure 3 (page 2) for USPB cattle and the industry average, which is reported by the USDA. Our cattle have always graded better than industry average and have been consistently more than 85% for most of the quarters shown. However, notice the improvement in the industry average.

Premiums in the marketplace were strong for high quality grades. From the beginning to end of the second quarter, Choice/Select spreads increased $20/cwt on the grid. The Prime/Choice spread was down from the first quarter but was more than $8.00 higher than the second quarter last year.

The threshold on the USPB Base grid was also lower. Together, these changes contributed to a quality grade premium per head that was the 15th highest, down from the previous quarter, but more than a year ago.

Total premium per head, shown in Figure 4 was $55.70 per head more than if the cattle were sold on the average cash market in Kansas. This was the 15th highest average premium, down slightly from the previous quarter, but higher than a year ago.

The top 25% average premium was $102.82 per head which ranked as the sixth highest in company history. High quality grade premiums helped boost the overall premium of high grading cattle during the second quarter.

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## USPB Grid Performance for Cattle Harvested in Kansas

| Table 1 | FY22,Q2 (this Qtr) | FY22,Q1 (last Qtr) | FY21,Q2 (year ago) | FY22,Q3 -to-date |
|---|---|---|---|---|
| USDA-KS cash $/cwt. | $138.37 | $138.24 | $119.19 | $137.09 |
| Choice/Pr. Threshold, % | 71.55 | 74.83 | 77.41 | 66.74 |
| CH/SE spread, $/cwt. | $12.29 | $7.75 | $15.12 | $23.44 |
| Prime/CH spread, $/cwt | $21.19 | $32.32 | $12.77 | $30.42 |
| CAB spread, $/cwt. | $4.90 | $5.34 | $4.45 | $6.01 |
| Plant Average YG 4&5, % | 12.23 | 14.88 | 17.04 | 8.45 |
| % steers | 43.64 | 43.32 | 48.30 | 49.05 |
| % black hided | 74.38 | 75.81 | 73.34 | 76.36 |
| Apparent Avg Daily Gain | 3.38 | 3.63 | 3.38 | 3.45 |
| In weight | 732 | 772 | 736 | 735 |
| Days fed | 179 | 169 | 179* | 179 |
| Live weight | 1,336 | 1,384 | 1,342 | 1,353 |
| Carcass weight | 854 | 885 | 857 | 867 |
| Yield, % | 63.88 | 63.98 | 63.84 | 64.08 |
| Prime, % | 6.22 | 7.40 | 7.38 | 6.92 |
| Choice & Prime, % | 85.12 | 88.71 | 86.84 | 85.49 |
| CAB, % | 26.11 | 27.38 | 27.32 | 27.65 |
| CHBP, % | 0.63 | 0.81* | 0.64 | 0.56 |
| BCPR, % | 18.16 | 20.88 | 17.86 | 18.54 |
| Yield Grade 1&2, % | 48.10 | 40.23 | 44.93 | 43.15 |
| Yield Grade 3, % | 39.60 | 42.71 | 40.45 | 42.09 |
| Yield Grade 4&5, % | 12.30 | 17.06 | 14.61 | 14.76 |
| Average backfat, inches | 0.58 | 0.61 | 0.59 | 0.62 |
| Actual–Required REA, sq.in. | 0.76 | 0.54 | 0.57 | 0.64 |
| Total Heavyweight, % | 2.96 | 5.72 | 3.17 | 3.13 |
| Total Condemned liver, % | 20.33 | 16.41 | 23.04* | 20.43 |
| Open Abscessed liver, % | 3.21 | 2.28 | 3.37 | 4.00 |
| QG premium/head | $34.32 | $39.36 | $28.09 | $67.60 |
| Yield benefit/head | $14.19 | $17.54 | $11.66 | $20.36 |
| Yield Grade premium/head | $3.15 | -$0.04 | $6.66* | -$4.64 |
| Outweight discount/head | -$2.18 | -$4.04 | -$2.20 | -$2.20 |
| Steer premium/head | $5.76 | $6.07 | $6.41 | $6.65 |
| **Subtotal premium/head** | **$55.24** | **$58.89** | **$50.62** | **$87.77** |
| Natural premium/head | $0.46 | $0.81 | $0.33 | $0.90 |
| **Total premium/head** | **$55.70** | **$59.70** | **$50.95** | **$88.67** |
| Top 25% premium/head | $102.82 | $104.32 | $94.22 | $145.45 |

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Iowa Grid Performance

Grid performance for USPB cattle delivered to the Tama, Iowa plant is summarized in Table 2 on page 6. Results from the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard in Kansas. Therefore, the Iowa grid does not have a “Yield benefit” like the KS grid. Instead, the benefit of the “Formula Allowance” which is added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

The cornbelt region has seen an obvious decrease in cattle on feed numbers compared to the rest of the country. As a result, regional cash market prices in the Iowa/Minnesota region have been the highest in the country according to USDA reports. This has drawn cattle from a farther distance from the plant to be delivered on the USPB Iowa grid. This is simply rewarding feeders to deliver cattle in a region that has less cattle available.

This regional price difference is exacerbated by high freight rates that have been driven by the increase in fuel prices. The cost for packers to ship fed cattle further is greater, so “local” cattle are even more valuable. As a result, USPB producers who have black cattle can afford to ship their cattle a little further to gain a significantly higher base price. During the second quarter, the Iowa base carcass price averaged $9.15/cwt higher than the Kansas grid. There are a number of other differences between the grids, so that does not tell the entire story. If you have black-hided cattle and are interested in delivering to the Tama plant, please call 866-877-2525.

So far, during the third quarter, this strong cash market in the cornbelt has encouraged feedlots to market cattle sooner. High corn prices have been encouraging feeders to decrease days for some time and recently, high temperatures combined with the higher humidity in the cornbelt has encouraged feeders to market earlier as the anticipated performance from feeding longer is low during the intense heat.

During the second quarter, quality grade premium per head was down from the previous quarter but higher than a year ago, primarily from changes in the rewards available in the marketplace for higher quality. Choice and Prime percentage was relatively unchanged. The percentage of CAB was record high, but numerically, increased only slightly from a year ago, which was the previous record.

Yield Grade 4 and 5 percentage decreased within USPB cattle. However, plant average decreased even more. Both are shown in Figure 5. As a result, yield grade premium went negative and was the lowest in the two and a half years this grid has been offered.

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The overall total premium, in Figure 6, was $40.52 per head more than selling on the cash, dressed delivered market in the Iowa/Minnesota region as reported by USDA. This was down significantly from the previous quarter, but up slightly compared to a year ago.

If you have black-hided cattle you would like to deliver to the National Beef plant in Tama, Iowa, or if you have questions about the grid, please call 866-877-2525.

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Financial Results

USPB closed its books for the second quarter of fiscal year 2022 and filed the results with the Securities and Exchange Commission. For the quarter, which ended June 25, 2022, USPB recorded net income of $50.7 million compared to net income of $102.3 million for the same period the prior year, a decrease of approximately $51.6 million. Year-to-date, USPB recorded net income of $111.8 million compared to net income of $137.5 million for the same period the prior year, a decrease of approximately $25.7 million. The year-over-year decrease is the result of lower net income at National Beef Packing Company, LLC (National Beef).

For the second quarter, National Beef recorded net income of $352.2 million, a decrease of $332.5 million compared to the same period a year ago. Through the end of June, National Beef realized net income of $767.5 million, a decrease of $159.7 million from the year prior. Lower per unit beef processing margins, along with a slight decrease in volume, led to a decrease in overall profitability in the 2022 period.

During the second quarter, USPB paid tax and discretionary distributions totaling $66.4 million, or $88.14 per combined unit. Year-to-date, USPB has paid tax and discretionary distributions totaling $185.3 million, or $245.94 per combined unit.

During the first half of 2022, USPB producers delivered 460,265 head of cattle through USPB to National Beef. The average gross premiums for all cattle delivered was $57.43 per head, with the top 25% and 50% receiving premiums of $103.67 and $85.72, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by its producers, which enables National Beef to generate more value from the cattle USPB delivers by creating more opportunities in the consumer marketplace.

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Visit the USPB Website

Access the USPB website at www.uspremiumbeef.com. The website now offers an interactive Choice/Select (C/S) spread graph. On the home page, click “Marketing Cattle,” then click “Market Data.” The C/S graph displays current year-to-date data, 2021 data, and averages from 2016 to 2021.

Other USDA reports are available that describe market data pieces, including boxed beef prices and regional cash cattle reports.

We encourage you to check out the “News and Information” section to view articles from previous newsletters. Videos of USPB producers that were highlighted in previous newsletters are located at the bottom of the page.

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From the Ranch: Merit and Marketing

Sometimes, all it takes is one conversation to change a course for the better.

Craig Moss, the fifth-generation on his family’s farm, remembers when he first met USPB’s Vice President of Field Operations, Brian Bertelsen. The two were introduced by a mutual friend in the cattle business, and started talking about how Craig’s family might benefit from selling cattle on the USPB grid.

“We saw U.S. Premium Beef as an opportunity to learn what the value of our cattle are,” Craig says. “It’s been working really well, and we’ve used it to get some value out of our cattle that we know a little history on. They perform well under the USPB grid.”

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Soon after, Craig became a USPB associate, and trusts in the company to market cattle from their 1,000-head feedlot operation.

Together with his wife, Hayley, and parents, Arlan and Ruth, the family operates Art Moss & Sons, Inc., near Hull, Iowa. In addition to the feedlot, the business partners in a farrowing operation, and grows corn and soybeans.

Located in the far northwest corner of Iowa, near both the South Dakota and Minnesota state lines, the Moss family has been stewarding the land and livestock for generations. Over the years, the operation has adapted and taken on new opportunities to support profitability. Opportunities like USPB. They became involved in the entire process and reap the rewards of valuable carcass data back on their cattle.

“It’s a lot of information that we’d find out a week after we sell them,” Craig says. “When we started getting the information back, we had it broken down by carcass weight and quality grade. It’s been really interesting to go back and look at that data. It’s been a pretty good deal.”

Greater value

For cattle producers like Craig, who raise high-quality cattle with genetic history behind them, joining USPB is a lucrative decision. His cattle are sold based on their individual merit and data. And they have more control over market timing, too.

“With U.S. Premium Beef, we know we can get our cattle gone the next week, and that is an advantage to us,” Craig says. “We’re able to move them a little more timely. We’re in the middle of a cash market and we feed a lot of commodity-type cattle, so the ones with genetic history, we pursue the grid option for selling them.”

In the future, Craig and the rest at Art Moss & Sons, Inc., hope to incorporate the useful data they’ve gathered from USPB to improve their cattle, further their operation and make better decisions down the road.

All in the name of supporting the family’s sixth generation — Craig’s sons, Merritt and McCoy.

“Our plans are to continue to harvest our cattle on the U.S. Premium Beef grid,” he says. “We’re going to use it as a tool to find the real value of our cattle, garner premiums, put more cash in our pocket — and improve our bottom line.”

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Did you know...

•	If your contact information or email address has recently changed, please email updates to uspb@uspb.com.
•	Please notify us if you have Class A delivery rights you desire to make available for lease to others.

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Black Swans and Beef Cattle

With three years of black swan events in hindsight, CattleFax CEO Randy Blach discusses how the beef industry rebounded through unprecedented extremes.

At the USPB annual meeting in March 2019, CattleFax CEO Randy Blach told the crowd the beef demand curve was heading up and to the right. Supply was big, and demand was good. Then, one after another, a flock of black swans settled on the calm waters: a fire at Tyson’s Holcomb, Kansas, plant; COVID-19 and resulting marketplace disruptions; labor and resource deficits; inflation; drought; and the Russia-Ukraine war.

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For the beef industry, these events hit hardest on the supply side. A backlog of fed cattle accumulated and has taken more than two years to work through. Even still, beef demand during that period was chart-topping.

“The one thing that has been very clear is we had the best beef demand in 2020 that we’ve had in 30 years,” Blach says. “If we look at 2021, it was the best beef demand the industry has seen in 33 years. The consumer clearly sent a signal that we’re on the right path.”

A surge in quality is driving this demand.

Over the last couple decades, more than 60% of the increase in quality grades has occurred in the upper two-thirds Choice and Prime categories. Ten to 15 years ago, approximately 3.5% of cattle graded Prime — now, up to 10% of carcasses qualify for USDA’s highest quality grade.

This improvement is making its way across the beef case. Middle meats like ribeyes and strip loins are now sharing Prime and Choice labels with products like brisket and ground beef.

In the U.S., ground beef represents more than 50% of total beef product consumed on an annual basis. Its popularity paired with an uptick in quality has reintroduced this once “perfect commodity” as a premium, branded, price-differentiated product — an example of how quality drives consumer traffic.

Elevated quality also continues to develop the export market. “Trends in long-term export growth tend to increase between 5-6% per year, and exports were forecasted to be up about 6% for 2022,” Blach says.

Through May, the market was up 5%, in line with those predictions. Japan, South Korea and China remain the top three biggest export markets, in order of listing. China’s market remains strong despite pandemic-related shutdowns.

Imports are also expected to increase over the next few years as retail beef prices stay at record highs, the U.S. dollar strengthens and domestic supplies decline.

As intense drought plagues regions home to the majority of the nation’s cow herd — the Central and Southern Plains, the Southeast and the Southwest —cow slaughter continues to climb. The combination of drought and inflationary pressures has increased the cost of production for many cow-calf producers by $100 to $150 per head in the last two years. Many have downsized or liquidated herds as a result. Based on current liquidation rates, annual fed slaughter is on track to decline by about 2 million head in the next three to four years.

Although forecasts indicate weather patterns may improve in the later part of the year or in early 2023, Blach notes, “The dyes are already cast. We know we’re going to have smaller supplies coming through the pipeline.”

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To date, approximately 250,000 more beef cows have been harvested this year compared to last. The rise in cow slaughter will reduce feeder and calf supplies over the next 12 to 24 months, resulting in smaller fed cattle harvest levels. In turn, reduced supplies are expected to shift margins back in favor of producers, after several years of higher margins residing in the packing and retail segments.

“We have to get real profitability back to the cow-calf producer,” Blach says. “If we don’t have a healthy cow-calf industry, we don’t have anything.”

Warding off the next blow

Beef’s record-high demand weathered the storm of two unpredictable and volatile years. The question remains — if the demand was there, why was there so much backlogged supply?

Blach says this shortcoming was years in the making.

In 2000, 30 million head of fed cattle were harvested, the largest harvest rate in history. By 2015, fed cattle harvest declined to 23 million. Several packing plants closed as numbers declined, largely from 2010 to 2015, in relation to the drought from 2008 to 2012.

Then the drought broke, and cow-calf producer margins soared in 2014 and 2015. Blach describes, “We had huge profit signals. Everyone was incentivized to keep every heifer to expand the herd, and we’ve had a huge supply increase over the last five years.”

But packing capacity was not there to support a supply influx. For the last four years, plants have relied on six-day work weeks in order to keep up. With existing labor forces, this rate is likely not sustainable.

“The reason our industry has been so vulnerable to these black swan events is that we’ve had more cattle than we’ve had hook space,” Blach says.“We need to recognize the U.S. cattle industry is likely not going to grow significantly in the long term if we don’t add packing capacity.”

This need is not lost on the beef industry, and several facilities are being proposed for construction. Blach reminds of the big picture: “If we were to start building today, it will probably be three years down the road before that plant is operational. If supply recovers from 2026 to 2030, are we going to have enough shackle space available? Those are the conversations I think are important.”

The underlying concern for all segments of the industry remains cost of production. Record-high costs of petroleum, freight, corn, roughage, fertilizer, etc., present major headwinds for cow-calf producers, stockers, feed yards, packers and retailers alike.

“As an industry, as a country, we have to address the real issue and it’s our energy policy,” Blach says.

In preparation for any future black swan events, beef’s best defense is to support and provide a healthy supply of high-quality product.

Blach reflects, “We’ve been in a period of extremes. We know why we’re vulnerable to it, but I believe we’ll get through this and we’re going to start to see things stabilize and continue to see markets work more efficiently.”

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U.S. Beef Exports Remain Strong

U.S. beef exports have remained strong during 2022, and set new volume and value records in May. Value of exports topped the $1 billion mark for the fourth time in 2022, according to data released by USDA, and compiled by the U.S. Meat Export Federation (USMEF). USMEF reports from January through May, show beef exports increased 4% over the previous year to 613,266 metric tons, with a value of $5.14 billion, an increase of 34%.

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“For U.S. beef exports to maintain a $1 billion-per-month pace is tremendous under any circumstances, but it is especially remarkable given the strong U.S. dollar, continued shipping and logistical challenges and the economic uncertainty our industry and international customers face today,” said USMEF President and CEO Dan Halstrom. “Across a wide range of markets, the momentum for retail beef sales achieved during the pandemic continues, and it’s now complemented by a strong rebound in the foodservice sector. May volume was actually down slightly to both Japan and South Korea, and yet exports still set a new record. That’s a great indication of soaring, broad-based demand for U.S. beef.”

Export value averaged $505.02 per head of fed slaughter, up 17% from a year ago and breaking the previous record ($503.68) set in January 2022. Through May, per-head value averaged $483.49, up 34% from the first five months of 2021.

Exports accounted for 17.2% of total May beef production and 14.6% for muscle cuts, each down slightly from last May’s high ratios. January-May exports accounted for 15.4% of total production and 13.1% for muscle cuts, each up about one-half percentage point from a year ago.

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Gold Standard Patties

National Beef® was chosen as the exclusive provider of hamburger patties for McDonald's® Worldwide Convention 2022.

Back in 1965, McDonald’s had 738 restaurants across the United States. From the vantage point of 2022, with more than 40,000 restaurants around the world, that seems like small (fried) potatoes. But at the time, even 700+ restaurants was a huge number for any franchise and founder Ray Kroc was awestruck at the success and growth of his company.

Kroc knew there were lessons to be learned from the way each location conducted business and wanted to give far-flung McDonald's owner-operators the opportunity to meet, connect and learn from one another. So, he invited them to the Hollywood Beach Hotel in Hollywood, Florida, for the first of what would become the McDonald’s Worldwide Convention (WWC).

With the exception of the 2020 event, which was canceled due to the pandemic, McDonald’s has held its WWC every two years since that first gathering in Hollywood Beach, bringing together its entire McFamily from around the globe.

The omission of the 2020 Convention made this year’s event, the 28th Annual McDonald’s Worldwide Convention in Orlando, something of a reunion for almost 10,000 McDonald’s corporate leaders, owner-operators and supply partners from 90 different countries.

Among those 10,000 Golden Arches lovers were National Beef representatives including CEO Tim Klein, COO Monte Lowe, Chief Sustainability Officer Rob Cannell, VP and GM of National Beef Ohio Tim Hadding, VP of Business Relationships Eric Robzen, VP Marketing Keith Welty, and Field Service Representative Matt Morell, among many others.

For National Beef, the 2022 McDonald’s WWC was even more noteworthy. It was our first opportunity to showcase the partnership National Beef has fostered with McDonald’s since 2019, when we purchased the North Baltimore, Ohio facility, which exclusively produces fresh and frozen patties for McDonald’s.

“It is humbling to be such a crucial part of the success of a global, iconic brand,” said Robzen, who manages the National Beef relationship with McDonald’s. “McDonald's supply chain strategy developed by its founder, Ray Kroc, is called the three-legged stool. The three legs represent McDonald's corporate, its franchisees, and its suppliers. Just like a stool would topple if any of its three legs failed, McDonald’s wouldn’t have the continued success it does without its franchisees and suppliers. It’s the collaboration between all three legs that drives the success and growth of the McDonald’s brand.”

National Beef was already approaching the WWC from a place of pride when it was offered an even greater opportunity to shine.

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“We ship millions of patties every week, and each of them ends up being served to a happy McDonald’s customer,” Robzen continued. “But now we had the chance to serve our hamburgers directly to McDonald's leadership, franchisees, and other supply partners from around the globe. We knew we could perform. We’re confident in our product. But we also knew we had to prepare. We handled this run with extra care. We knew we wanted to impress the critical audience who were enjoying these patties.”

After confirming in January that the North Baltimore facility would be supplying all the beef patties for the convention, the team immediately got to work on ensuring ‘Gold Standard’ product, McDonald’s term for its desired quality of product and the level of quality it has come to rely on from National Beef.

“The biggest thing we had to account for was the global spec expectation for the WWC. Globally, frozen patties are the specification for the Quarter Pounders®. Here in the United States, we produce fresh patties, so that’s primarily what we produce at the North Baltimore facility,” said Morell, who works with McDonald’s in a variety of customer support capacities. “So, we began internal runs on specific lines to dial in the production of a product that isn’t part of our day-to-day business. Fortunately, we have an experienced production team here in North Baltimore that is very good at what they do and it didn’t take them long to get the lines dialed in and running Gold Standard frozen quarter pound patties.”

In February, the team began shipping samples to McDonald’s corporate headquarters in Chicago. A small group of leaders traveled to Chicago, cooked the products for the team there, then sat with a sensory panel who gave final approval that the patties met Gold Standard and were Orlando-ready.

Even with enthusiastic approval of the product, the National Beef team refused to take chances. In March, Morell traveled to the McDonald’s distribution center in Orlando to ensure readiness for the convention. Along the way, the team imagined every possible pre-convention failure point and guarded its processes and product against anything that could go wrong.

The team’s well-planned preparation went off without a hitch. Surely, its arrival at the convention would go similarly, right?

Well … not so fast. Even the best-laid plans aren’t immune to setbacks.

The convention was scheduled to begin on the morning of Monday, April 4, and the team knew it needed to be there early to ensure a Gold Standard product during every day of the convention.

“On Saturday, two days before the convention a big storm system sat over north Florida, and the flight from Detroit was canceled,” Morell said. “So, we arrange another flight out of Toledo, only it keeps getting delayed and we’re concerned it’s going to be canceled, too. So, we pack new bags and around 7:00 p.m. on Saturday, we rent a vehicle and drive straight through to reach Orlando by Sunday night so we can be present at the convention first thing Monday morning.

“We can laugh about it now, but those 20 hours in the car together were fairly stressful. And when we arrived at our hotel, we discovered there had been an error and our rooms were given away,” Morell continued. “But the pressure was on, and we had a responsibility to uphold. We didn’t have time to complain about it, we just had to make it happen.”

Make it happen, they did.

National Beef supplied two different types of beef patties for the convention: the 10:1 regular patties you’d get on a cheeseburger, double cheeseburger, or Big Mac®, as well as patties for Quarter Pounders.

The McDonald’s events team had set up four full-service kitchens at the convention center, side by side. Two for the U.S., one for Canada, and one for Latin America were set up to serve different menus each day.

“We were assigned to the Canadian kitchen for the week,” Morell said. “After arriving at 4:30 a.m. on Monday to perform daily McDonald’s food safety checks, we were in the kitchen from 9:00 to 5:00 each day as support. We ensured that every burger taken off that grill and put on a sandwich met that Gold Standard. If not, it got kicked to the side.” Besides Morell, other North Baltimore team members supported convention kitchen duties including Andrea Bauer, Kevin Brueggemeier, Lauren Nissen, and Bob Wilt.

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Tuesday, April 5, was Big Mac Day at the convention and the pace of production was intense. Between 10:30 a.m. and 2:30 p.m. the Canadian kitchen served 5,000 sandwiches.

“There was also an internal competition going on between kitchens,” Morell said. “Each one was graded on guest counts, guest count satisfaction, and quality. Our Canadian kitchen won.”

McDonald’s leadership was pleased with the efforts as well.

“After a four-year hiatus, WWC was back! Even without the break, serving thousands of people in less than eight hours is quite the challenge. The North Baltimore team stepped up and was a true example of the three-legged stool at its finest. No matter the task, the National Beef team jumped in to assist without hesitation,” said Larry Coons, manager, Global Food Safety at McDonald’s. “Looking ahead to the next WWC, I can only hope National Beef is willing and ready to provide their support. Thank you for your partnership and for making WWC 2022 a success.”

Outside the kitchen, National Beef was able to influence and be influenced by other attendees. Executives including Klein, Lowe, Cannell and Hadding met with key supply chain leadership and fostered new connections, and the reliability of National Beef’s relationship was present throughout the convention. For example, during one of the formal sessions titled ‘Miracle of Supply Chain,’ Peter Wojda, general manager of FMG, McDonald’s consolidated beef purchaser, addressed the challenges of ensuring beef supply for McDonald’s during the early days of the pandemic. He called out National Beef as a strategic partner that kept U.S. McDonald’s restaurants from ever running out of burgers, while many of their competitors did.

“When there were beef shortages everywhere, we made sure McDonald’s was never short a single patty,” Robzen said. “We ensured our leg of their strategic stool was reliable, no matter what was happening around us.”

In turn, McDonald’s has rewarded National Beef with additional volume, recognition, and growth opportunities. The National Beef team is already looking forward to the 2024 McDonald’s WWC — ideally without the last-minute road trip.

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Upcoming Sales

Looking to enhance herd genetics? Check out sale dates for USPB’s Qualified Seedstock Suppliers.

SEPTEMBER 26	NOVEMBER 4
Gardiner Angus Ranch	Downey Ranch, Inc
Ashland, KS	Wamego, KS

OCTOBER 12	NOVEMBER 4
Pelton Simmental/Red Angus	Kniebel Farms & Cattle Co. White City, KS
Burdett, KS
NOVEMBER 19
OCTOBER 15	Dalebanks Angus Inc.
Fink Beef Genetics	Eureka, KS
Randolph, KS
NOVEMBER 21
Gardiner Angus Ranch
Ashland, KS

For more information and links to sale details, visit www.uspremiumbeef.com.

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